UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 2, 2015

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors;                         Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

Pursuant to the terms of the employment agreements between the Company’s wholly owned subsidiary, Klipsch Group Inc. (“KGI”) and David P. Kelley (“Kelley”) and Michael Klipsch (“Klipsch”), respectively (Kelley and Klipsch are hereinafter referred to as the “Executive” or the “Executives”), KGI on September 2, 2015, discontinued their employment relationships, effective October 2, 2015.

Pursuant to the terms of the employment agreements between KGI and each of the Executives, KGI intends to pay each of the Executives the following in accordance with the terms of their respective contracts: (i) Base Compensation (as defined in the employment agreements), at the annual rate in effect immediately prior to termination, plus an amount to be calculated based on the annual bonus paid to Executive in the preceding two (2) fiscal years, payable in equal monthly installments over a period of 12 months; plus (ii) any earned and unpaid Base Compensation and bonus for the period ending on termination; and, (iii) any sums due under the contracts as a result of the calculation of each of the Executives’ put options. In addition, KGI shall pay for and continue disability insurance and health insurance benefits for a period of 12 months and reimburse the Executives for expenses incurred through date of termination.

The Executives’ entitlement to the compensation and benefits described above is specifically subject to the execution and delivery by each of the Executives of a release agreement in form and substance reasonably acceptable to KGI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX International Corporation (Registrant)

Date: September 9, 2015
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer